FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES
2011 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

PINGDINGSHAN, China – September 14, 2011 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced its financial results for the fourth quarter and fiscal year ended June 30, 2011.

Fourth Quarter 2011 vs. 2010 (Unaudited)
•	Revenue increased by 126% to $24,661,738 from $10,886,577, mainly due to increased coke sales as well as the increased overall prices for all products.
•	Pre-tax income decreased to $15,892,450, as compared to $64,831,078.
•	Net income was $14,277,144, or $0.68 per diluted share, as compared to a net income of $64,527,083, or $3.08 per diluted share.
•	Excluding the change in fair value of warrants, net income increased to $4,804,695, or $0.23 per diluted share as compared to $641,014, or $0.03 per diluted share.

Fiscal Year 2011 vs. 2010
•	Total revenue increased by 26% to $74,287,993 from $59,027,490 mainly due to increased coke and washed coal sales.
•	Revenue from the sale of coal products increased by 16% to approximately $35 million.
o
Revenue from the sale of raw coal products decreased 34% from a year earlier, in spite of the 17% increase in average selling price.  As a result of the mining moratorium, we were unable to produce (from our Hongchang coal mine) or secure sufficient raw coal from other producers to sell.

o
Revenue from the sale of washed coal products increased 180% from a year earlier, as we sold some of our washed coal inventory to take advantage of the 40% increase in average selling prices resulting from the increase in raw coal price.

•
Revenue from the sale of coke products increased by 36% to $10.3 million from a year earlier as a result of increased demand from steel companies that drove up both sales volume and average selling prices.

o	Strong market demand from chemical industries also boosted our coal tar revenue for fiscal 2011, an increase of 153% from a year ago.
•	Gross margin decreased to 36.4% as compared to 38.0%, due to increased cost of revenue.
•	Pre-tax income increased to $44,973,240 as compared to $43,451,521.
•	Net income was $39,907,860, or $1.90 per diluted share as compared to $38,934,497, or $2.44 per diluted share. (1)
•	Excluding the change of fair value of warrants, net income was $16,772,033, or $0.80 per diluted share as compared to $14,918,090, or $0.94 per diluted share. (1) (2)

(1) Diluted earnings per share for fiscal 2011 is based on 21,021,255 weighted average number of common shares, as compared to 15,942,451 weighted average number of common shares for fiscal 2010.
(2) Unaudited.

SinoCoking News Release September 14, 2011	Page 2

SinoCoking’s Chairman and CEO, Mr. Jianhua LV noted, “In fiscal 2011, we continued to try to optimize our product mix to take advantage of favorable market opportunities.  Our revenue from the sale of coke and coal products (other than raw coal) increased in response to market demands.  However, raw coal sales volume declined due to the continuing supply shortage created by the provincial-wide mining moratorium in connection with the mine consolidation program. The coal supply situation is reflected in our product mix, with 53% of fiscal 2011 total revenue coming from coke products, as compared to 49% in fiscal 2010, and 47% from coal products in fiscal 2011 as compared to 51% in fiscal 2010.

“The market drivers that have been in effect for the past two years should continue to have a direct impact on our operations.  These drivers are:
•	The continuing impact of mine consolidation and mining moratorium in Henan on the availability of metallurgical coal in the region, and on the prices of coal and coke products;
•	The acceleration of government-mandated closure of small-sized and less-efficient coking facilities; and
•	The central government’s continuing efforts to provide economic stimulus to maintain momentum and growth in domestic consumption.”

He went on to say, “Our first initiative, the construction of a new state-of-the-art $60 million coking facility is scheduled to be completed by December 2011, with production to begin shortly thereafter.  This new facility is adjacent to our current coking plant in Pingdingshan, and as of the end of August we completed construction of the shallow foundation, an underground workshop and the furnace and chimney rack, and are in the process of building furnaces and installing equipment and machineries. When completed, the new plant should have coke-producing capacity of up to 900,000 metric tons per year, as well as the ability to generate power for its own use and/or sale, and distill chemicals such as crude benzol, sulfur and ammonium sulfate from byproducts of the coking process. We also intend to produce purified coal gas at this plant to sell as a fuel source to local residents through the state-owned gas grid.”

Mr. Lv added, “Additionally, we completed our acquisitions of 60% of the operators of Shuangrui and Xingsheng coal mines and 100% of the operator of Shunli coal mine in May 2011.  Since then, Xingsheng coal mine, as well as our Hongchang coal mine, has received clearance to resume coal production, and we are currently preparing Shuangrui and Shunli coal mines to do the same.”

Mr. Sam Wu, SinoCoking’s Chief Financial Officer noted, “Historically, funding for our business activities has been mainly provided by cash flow from operations and short-term bank loan financing.  However, our acquisitions and new coking plant have and are expected to require additional capital resources.  We have access to an aggregate of approximately $55.7 million (RMB 360 million) under a medium-term loan, and the credit to issue approximately $14 million bank guaranteed notes under our Hongli and Hongchang affiliates, with the term of 50% cash deposit of the face value in advance.   Net cash used in investing activities for fiscal 2011 was $65.2 million, including approximately $34.9 million in connection with acquisitions, approximately $3.6 million for site expansion of our new coking plant, and approximately $15.5 million towards equipment and machinery purchases for the new coking plant.”

Concluding, Mr. Lv noted, “We remain committed to implement our ambitious business plan and continue to profitably grow our Company.  We look forward to report our progress in the upcoming months.”

SinoCoking News Release September 14, 2011	Page 3

Conference Call
SinoCoking’s Chairman and CEO, Jianhua Lv, and CFO, Sam Wu, will host a conference call on Friday, September 16, 2011 at 9:30 am ET to discuss these results as well as recent corporate developments.

Interested parties may participate in the call by dialing: (201) 493-6744.  Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call.  After opening remarks, there will be a question and answer period.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet.  To listen to the webcast, please go to www.sinocokingchina.com and then to the Presentations/Events page where the conference call is posted. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking
SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company and Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd, and Baofeng Xingsheng Coal., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement
This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made

SinoCoking News Release September 14, 2011	Page 4

herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati / lcati@equityny.com / (212) 836-9611
sinocoking@sina.com	Linda Latman / llatman@equityny.com / (212) 836-9609
www.sinocokingchina.com	www.theequitygroup.com

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See Accompanying Tables

SinoCoking News Release September 14, 2011	Page 5

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE YEAR ENDED JUNE 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)
REVENUE	$24,661,738	$10,886,577	$74,287,993	$59,027,490

COST OF REVENUE	16,631,494	9,165,673	47,267,309	36,577,438

GROSS PROFIT	8,030,244	1,720,904	27,020,684	22,450,052

OPERATING EXPENSES:
Selling	84,855	94,399	316,663	494,943
General and administrative	664,899	510,943	3,206,823	2,334,604
Total operating expenses	749,754	605,342	3,523,486	2,829,547

INCOME FROM OPERATIONS	7,280,490	1,115,562	23,497,198	19,620,505

OTHER INCOME (EXPENSE)
Finance expense, net	(817,539)	(168,561)	(1,506,906)	(293,190)
Other income (expense), net	(42,950)	(1,992)	(152,879)	107,799
Change in fair value of warrants	9,472,449	63,886,069	23,135,827	24,016,407
Total other income (expense)	8,611,960	63,715,516	21,476,042	23,831,016

INCOME BEFORE INCOME TAXES	15,892,450	64,831,078	44,973,240	43,451,521

PROVISION FOR INCOME TAXES	1,616,306	303,995	5,065,380	4,517,024

NET INCOME	14,277,144	64,527,083	39,907,860	38,934,497

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	1,295,621	273,761	3,976,331	355,737

COMPREHENSIVE INCOME	$15,572,765	$64,800,844	$43,884,191	$39,290,234

WEIGHTED AVERAGE NUMBER OF COMMON SHARE
Basic	21,024,563	20,871,192	20,962,091	15,623,823
Diluted	21,166,423	20,919,289	21,021,255	15,942,451

EARNINGS PER SHARE
Basic	$0.68	$3.09	$1.90	$2.49
Diluted	$0.68	$3.08	$1.90	$2.44

SinoCoking News Release September 14, 2011	Page 6

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
	JUNE 30,
	2011	2010
CURRENT ASSETS
Cash	$26,266,687	$17,403,008
Restricted cash	8,320,500	22,902,000
Accounts receivable, trade, net	8,489,272	5,304,684
Loans receivable	16,764,390	2,513,308
Notes receivable	-	1,045,830
Other receivables	232,126	479,121
Other receivables - related parties	-	477,052
Inventories	3,010,926	2,261,816
Advances to suppliers	8,994,833	4,995,703
Advances to suppliers -related party	575,700	-
Total current assets	72,654,434	57,382,522
PLANT AND EQUIPMENT, net	17,157,542	17,100,613
CONSTRUCTION IN PROGRESS	23,204,544	3,829,800

OTHER ASSETS
Prepayments for land use rights	8,980,335	5,074,485
Prepayments for mine acquisitions	25,546,922	8,858,398
Prepayments for construction	8,134,736	17,303,883
Intangible - land use rights, net	1,919,987	1,892,292
Intangible - mineral rights, net	29,408,865	2,629,437
Long-term investments	2,753,660	-
Other assets	108,290	103,110
Total other assets	76,852,795	35,861,605
Total assets	$189,869,315	$114,174,540
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable, trade	$144,147	$291,750
Notes payable	-	2,946,000
Short term loans - bank	4,950,400	14,730,000
Short term loans - others	-	515,550
Other payables and accrued liabilities	1,426,285	1,433,121
Other payables - related party	455,768	51,381
Customer deposits	127,965	106,830
Taxes payable	2,856,671	1,229,019
Total current liabilities	9,961,236	21,303,651
LONG TERM LIABILITIES
Long term loans	55,692,000	-
Warrants liability	5,569,047	30,436,087
Total long term liabilities	61,261,047	30,436,087

Total liabilities	71,222,283	51,739,738
COMMITMENTS AND CONTINGENCIES
EQUITY
Common shares, $0.001 par value, 100,000,000 authorized,
21,090,948 and 20,871,192 issued and outstanding as of
June 30, 2011 and 2010, respectively	21,091	20,871
Additional paid-in capital	3,442,083	67,269
Statutory reserves	3,403,793	1,837,395
Retained earnings	98,004,993	59,373,726
Accumulated other comprehensive income	5,111,872	1,135,541
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	109,983,832	62,434,802
NONCONTROLLING INTERESTS	8,663,200	-
Total equity	118,647,032	62,434,802
Total liabilities and equity	$189,869,315	$114,174,540